Exhibit 99.2

JARDEN CORPORATION RECONCILIATION OF GAAP TO NON-GAAP (In millions)

	For the three months ended		For the six months ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Reconciliation of Non-GAAP measure:

Net income	$83.2	$73.9	$118.3	$92.9

Income tax provision	48.1	45.0	69.9	56.8
Interest expense, net	45.0	46.0	89.7	91.1
Loss on early extinguishment of debt	—	—	—	12.8
Depreciation and amortization	35.3	41.3	71.2	81.4

Earnings before interest, taxes, depreciation and amortization (EBITDA)	211.6	206.2	349.1	335.0

Other adjustments:
Fair market value adjustment to inventory	—	—	—	5.3

AS ADJUSTED EBITDA (SEGMENT EARNINGS)	$211.6	$206.2	$349.1	$340.3

Organic net sales growth is a non-GAAP measure of net sales growth excluding the impacts of foreign exchange, significant acquisitions and exited business from year-over-year comparisons. The Company believes this measure provides investors with a more complete understanding of the underlying sales trends by providing net sales on a consistent basis. Organic net sales growth is also one of the measures used by management to analyze operating performance. The following table provides a reconciliation of organic net sales growth to the comparable GAAP measure of net sales growth for the three and six months ended June 30, 2012:

	For the three months ended June 30, 2012
	Outdoor Solutions	Consumer Solutions	Branded Consumables	Process Solutions	Eliminations	Consolidated

Reconciliation of Non-GAAP measure:
Net sales growth	(3.3)%	3.5%	1.2%	11.9%	17.1%	0.1%
Foreign exchange	1.8%	1.7%	4.6%	0.1%	—	2.4%
(Acquisitions)/Exited business, net	2.2%	0.8%	—	—	—	1.2%

Organic net sales growth	0.7%	6.0%	5.8%	12.0%	17.1%	3.7%

	For the six months ended June 30, 2012
	Outdoor Solutions	Consumer Solutions	Branded Consumables	Process Solutions	Eliminations	Consolidated

Reconciliation of Non-GAAP measure:
Net sales growth	(2.3)%	2.0%	2.6%	7.6%	11.8%	0.4%
Foreign exchange	1.3%	1.2%	3.4%	0.2%	—	1.8%
(Acquisitions)/Exited business, net	2.1%	0.8%	—	—	—	1.1%

Organic net sales growth	1.1%	4.0%	6.0%	7.8%	11.8%	3.3%